Exhibit 4.2

DENTSPLY SIRONA INC.

and

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 12, 2025

to

INDENTURE

Dated as of May 26, 2020

8.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055

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9.10 Article IX Not to Prevent Events of Default	15

9.11 Subrogation	15

9.12 Reliance On Judicial Order or Certificate of Liquidating Agent	15

9.13 Trustee Not Fiduciary for Holders of Senior Indebtedness	15

9.14 Article Applicable to Paying Agents	15

ARTICLE X AMENDMENT, SUPPLEMENT AND WAIVER	15

10.1 Without Consent of Holders of Notes	15

10.2 With Consent of Holders of Notes	16

10.3 Compliance with Trust Indenture Act	17

10.4 Revocation and Effect of Consents and Waivers	17

10.5 Notation On or Exchange of Notes	17

10.6 Trustee to Sign Amendments, Etc.	18

ARTICLE XI DISCHARGE OF INDENTURE; DEFEASANCE	18

11.1 Discharge of Liability on Notes; Defeasance	18

11.2 Conditions to Defeasance	19

11.3 Application of Trust Money	19

11.4 Repayment to the Company	19

11.5 Indemnity for Government Obligations	19

11.6 Reinstatement	19

ARTICLE XII MISCELLANEOUS	20

12.1 Ratification of Indenture; Second Supplemental Indenture Controls	20

12.2 Recitals	20

12.3 Governing Law	20

12.4 Severability	20

12.5 Counterparts	20

EXHIBIT A FORM OF 8.375% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTE DUE 2055	A-1

ii

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of June 12, 2025 (the “Second Supplemental Indenture”), is between DENTSPLY SIRONA INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, (formerly Wells Fargo Bank, National Association) as trustee (hereinafter called the “Trustee,” which term includes any successor trustee for the Notes under the Indenture). For the avoidance of doubt, references to the Company and the Trustee shall be deemed to be references to their predecessors when referring to the Base Indenture or if the context otherwise requires.

WHEREAS, the Company executed and delivered the indenture, dated as of May 26, 2020, between the Company and the Trustee (the “Base Indenture” and, as supplemented by the First Supplemental Indenture, the “Indenture”) to provide for the issuance from time to time of its debt securities (the “Securities”), to be issued in one or more series;

WHEREAS, the Base Indenture is incorporated herein by this reference, and the Base Indenture, as supplemented and amended by this Second Supplemental Indenture, and as may be hereafter supplemented or amended from time to time in accordance herewith and therewith, is herein called the “Indenture”;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of new series of Securities under the Base Indenture to be known as its “8.375% Fixed-to-fixed Reset Rate Junior Subordinated Notes due 2055” (individually a “Note” and collectively, the “Notes”), the form and substance of such series and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture;

WHEREAS, the Board of Directors of the Company, pursuant to the resolutions duly adopted on February 26, 2025 and June 5, 2025, has duly authorized the issuance of the Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect such issuance;

WHEREAS, this Second Supplemental Indenture is being entered into pursuant to the provisions of Sections 3.01 and 14.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture; and

WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid agreement according to its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution of this Second Supplemental Indenture and the issue hereunder of the Notes has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

1.1 Definition of Terms. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture;

(b) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(c) all other terms used herein which are defined in the Trust Indenture Act of 1939, as amended, whether directly or by reference therein, have the meanings assigned to them therein;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States of America, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America at the date of such computation; provided, that when two or more principles are so generally accepted, it shall mean that set of principles consistent with those in use by the Company;

(e) a reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture unless otherwise stated;

(f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(g) headings are for convenience of reference only and do not affect interpretation.

“Additional Interest” has the meaning specified in Section 2.5(a).

“Business Day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

“Calculation Agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time.

“Capital Lease Obligations” means with respect to any Person any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office at the date hereof is located at 1505 Energy Park Drive, St. Paul, MN 55108 Attention: Corporate Trust Services — Denstply Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust officer of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“First Reset Date” means September 12, 2030.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published in the Most Recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A)

one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the Most Recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be the Initial Interest Rate.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the issue date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants; (ii) statements and pronouncements of the Financial Accounting Standards Board; (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession; and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Global Note” has the meaning specified in Section 2.4(a).

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Initial Interest Rate” means 8.375%.

“Interest Payment Dates” means March 12 and September 12 of each year, commencing on September 12, 2025.

“Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“Notes” has the meaning specified in Section 2.1.

“Optional Deferral Period” has the meaning specified in Section 4.1.

“Original Issue Date” means June 12, 2025.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Rating Agency Event” means as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “Rating Agency”), (a) as such methodology was in effect on June 5, 2025, in the case of any rating agency that published a rating for the Company as of June 5, 2025, or (b) as such methodology was in effect on the date such Rating Agency first published a rating for the Company, in the case of any Rating Agency that first publishes a rating for the Company after June 5, 2025 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such Rating Agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such Rating Agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

“Record Date” has the meaning specified in Section 2.5(a).

“Reset Date” means the First Reset Date and September 12 of every fifth year after 2030.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

“Senior Indebtedness” means all of the Company’s obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(i) all obligations of the Company for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

(ii) all Capital Lease Obligations and finance lease obligations of the Company;

(iii) all obligations of the Company in respect of consignment agreements relating to the consignment of precious metals between the Company and the counterparties thereto from time to time;

(iv) all obligations of the Company for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;

(v) all obligations of the Company issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of its Subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(vi) all payment obligations of the Company under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Company incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of the Company;

(vii) all obligations of the types referred to in clauses (i) through (vi) above of another Person which the Company has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(viii) all compensation and reimbursement obligations of the Company pursuant to Section 11.01 of the Base Indenture; and

(ix) all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by the Company of any such Senior Indebtedness referred to in clauses (i) through (viii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced Senior Indebtedness);

provided, however, that the following shall not constitute Senior Indebtedness: (A) trade accounts payable and accrued liabilities arising in the ordinary course of business or (B) any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to or is equal in right of payment and upon liquidation with the Securities.

“Stated Maturity” has the meaning specified in Section 2.2.

“Tax Event” means the receipt by the Company of an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after June 5, 2025, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for U.S. Federal income tax purposes.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

2.1 Designation and Principal Amount. There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Company’s “8.375% Fixed-to-fixed Reset Rate Junior Subordinated Notes due 2055” in the initial aggregate principal amount of up to $550,000,000, which amount shall be set forth in any written orders of the Company for the authentication and delivery of Notes pursuant to Section 2.01 of the Base Indenture and Section 7.1 hereof. Additional Notes, without limitation as to amount and without the consent of the Holders of the then outstanding Notes, may also be authenticated and delivered in the manner provided in Section 2.01 of the Base Indenture. Any such additional Notes will have the same Stated Maturity and other terms (except for the issue price, the issue date and if applicable, the initial Interest Payment Date) as those initially issued under this Second Supplemental Indenture and shall be consolidated with and part of the same series of Notes as the Notes initially issued under this Second Supplemental Indenture for all purposes of the Indenture, including waivers and amendments; provided that, if such additional Notes are not fungible for U.S. federal income tax purposes with the previously issued and outstanding Notes, such additional Notes will have a different CUSIP, ISIN and/or any other identifying number.

2.2 Stated Maturity. The “Stated Maturity” of the Notes is September 12, 2055.

2.3 Form and Payment; Minimum Transfer Restriction.

(a) The Notes shall be issued in fully registered global form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Principal and interest on the Notes will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions at the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Register or by transfer to an account maintained by the Person entitled thereto as specified in the Register, provided that proper transfer instructions have been received by the Paying Agent in writing at least five Business Days prior to the Record Date. The Register for the Notes shall be kept at the Corporate Trust Office of the Trustee, and the Trustee is hereby appointed Registrar and Paying Agent for the Notes.

(b) The Notes may be transferred or exchanged in accordance with the terms of Section 3.06 of the Base Indenture.

2.4 Exchange and Registration of Transfer of Notes; Restrictions on Transfers; Depositary. The Notes will be issued to the Holders in accordance with the following procedures:

(a) So long as Notes are eligible for book-entry settlement with the Depositary, or unless required by law, all Notes that are so eligible will be represented by one or more Global Securities, and except as provided in Section 2.4(c) below, beneficial owners of a Global Security shall not be entitled to have Individual Securities in their names, will not receive or be entitled to receive physical delivery of Individual Securities and will not be registered Holders of such Global Notes.

(b) The transfer and exchange of beneficial interests in Global Securities shall be effected through the Depositary in accordance with the Indenture and the procedures and standing instructions of the Depositary and the Trustee shall make appropriate endorsements to reflect increases or decreases in principal amounts of such Global Securities.

(c) Notwithstanding any other provisions of the Indenture (other than the provisions set forth in this Section 2.4(c), a Global Security may not be exchanged in whole or in part for Notes in definitive form, and no transfer of a Global Security may be registered, in the name of any person other than the Depositary or a nominee thereof unless (i) such Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or (B) has ceased to be a clearing agency registered as such under the Exchange Act at a time when the Depositary is required to be so registered to act as such Depositary, and no successor Depositary has been appointed by the Company within 90 days after its receipt of such notice or its becoming aware of such ineligibility, or (ii) the Company, in its sole discretion and subject to the procedures of the Depositary, instructs the Trustee in writing to exchange such Global Security for a Note that is not a Global Security (in which case such exchange (subject to such procedures) shall be effected by the Trustee).

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Security. Initially, the Global Security shall be registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for the Depositary.

Individual Securities issued in exchange for all or a part of a Global Security pursuant to this Section 2.4(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Individual Securities to the person in whose names such Individual Securities are so registered.

So long as Notes are represented by one or more Global Securities, (i) the Registrar for the Notes and the Trustee shall be entitled to deal with the Depositary for all purposes of the Indenture relating to such Global Securities as the sole Holder of the Notes evidenced by such Global Securities and shall have no obligations to the holders of beneficial interests in such Global Securities; and (ii) the rights of the holders of beneficial interests in such Global Securities shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such holders and the Depositary and/or the participants in the Depositary.

At such time as all interests in a Global Security have been paid, redeemed, exchanged, repurchased or canceled, such Global Security shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and instructions of the Depositary. At any time prior to such cancellation, if any interest in a Global Security is exchanged for Individual Securities, redeemed by the Company pursuant to Article III or canceled, or transferred for part of a Global Security , the principal amount of such Global Security shall, in accordance with the standing procedures and instructions of the Depositary be reduced or increased, as the case may be, and an endorsement shall be made on such Global Security by, or at the direction of, the Trustee to reflect such reduction or increase.

2.5 Interest; Calculation Agent.

(a) Each Note will bear interest (i) from and including the Original Issue Date to, but excluding the First Reset Date at the rate of 8.375% per year and (ii) from and including the First Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the Reset Interest Determination Date for such Reset Period plus a spread of 4.379%, to be reset on each Reset Date; provided, that the interest rate during any

Reset Period will not reset below 8.375%. Subject to the Company’s right to defer interest payments described in Article IV below, interest on the Notes is payable semi-annually in arrears on each Interest Payment Date until the principal thereof is paid or made available for payment. If interest payments are deferred or otherwise not paid, they will accrue and compound semi-annually until paid at an annual rate equal to the interest rate then applicable to the Notes, to the extent permitted by applicable law (“Additional Interest”). The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable will be paid to the Person in whose name such Note is registered, at the close of business on the Record Date next preceding such Interest Payment Date; provided that interest payable at Maturity will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for, and that is not deferred pursuant to Article IV hereof, will forthwith cease to be payable to the Holders on such Record Date and shall be paid to the Person in whose name such Note (or any Note issued upon registration of transfer or exchange thereof) is registered at the close of business on the record date for the payment of such defaulted interest established in accordance with Section 3.08(b) of the Base Indenture. The “Record Date” for payment of interest will be the close of business on the Business Day next preceding the applicable Interest Payment Date, unless such Note is registered to a Holder other than the Depositary or a nominee of the Depositary, in which case the Record Date for payment of interest will be the close of business on the fourteenth calendar day preceding the applicable Interest Payment Date, whether or not a Business Day. The interest rate for each Reset Period will be determined by the Calculation Agent.

Unless the Company has validly called all of the outstanding Notes for redemption on a redemption date occurring on or prior to the First Reset Date, the Company will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a redemption date occurring on or prior to the First Reset Date, but the Company does not redeem all of the outstanding Notes on such redemption date, the Company will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed redemption date. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there will always be a Calculation Agent in respect of the Notes when so required). The Company may appoint itself or any of its affiliates, and the Company or any of its affiliates may serve as, the Calculation Agent.

(b) If an Interest Payment Date, redemption date or the Stated Maturity of the Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on the amount so payable will accrue for the period from such Interest Payment Date, redemption date or the Stated Maturity, as applicable.

2.6 Agreement to Certain Tax Treatment. Each Holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

ARTICLE III

REDEMPTION OF THE NOTES

Notwithstanding anything in Article IV of the Base Indenture to the contrary:

3.1 Optional Redemption by Company. The Company shall have the option to redeem the Notes:

(a) in whole or in part on one or more occasions at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date;

(b) in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event; and

(c) in whole, but not in part, at a redemption price equal to 102% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Rating Agency Event.

Unless the Company defaults in the payment of the redemption price or the proposed redemption is canceled in accordance with the provisions of Section 3.2(c) below, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

The Company shall deposit with the Trustee an amount sufficient to pay the applicable redemption price by 10:00 a.m., New York City time, on the date such redemption price is to be paid. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

3.2 Redemption Procedures; Cancellation of Redemption.

(a) Installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date for the Notes will be payable on that Interest Payment Date to the Holders thereof as of the close of business on the relevant Record Date, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest on the Notes to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the Interest Payment Date falling immediately after the last day of an Optional Deferral Period will not be deemed to fall on a day during such Optional Deferral Period.

(b) Notice of redemption will be mailed or otherwise delivered at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed, at the address of such Holder appearing in the register of the Notes maintained by the Registrar (or otherwise in accordance with the Depositary’s procedures). Once notice of redemption is delivered, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in Section 3.2(a), accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in Section 3.2(c) and (b) such redemption shall have been canceled in accordance with the provisions of Section 3.2(c) because such condition shall not have been satisfied. If only a portion of the Notes is redeemed, the Trustee will issue in the name of the Holder of the Notes and deliver to such Holder a new Note in a principal amount equal to the unredeemed portion of the principal of the Note surrendered for redemption. If the Company elects to redeem all or a portion of the Notes, then, unless otherwise provided in such notice of redemption as described in Section 3.2(c), the redemption will not be conditional upon receipt by the Paying Agent or the Trustee of monies sufficient to pay the redemption price.

(c) If, at the time a notice of redemption is given, the Company has not effected satisfaction and discharge or defeasance of the Notes as provided for in the Indenture and such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the Notes, then, if the notice of redemption so provides and at the Company’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled, and the Company shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Company will, not later than the Business Day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption will be returned to the applicable Holders), and the Company will direct the trustee to, and the trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders.

(d) In the case of a partial redemption, selection of the applicable Notes for redemption will be made in accordance with the procedures of DTC. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary. The Trustee shall not be responsible for the calculation of any redemption price.

3.3 No Sinking Fund. The Notes shall not be subject to any sinking fund.

ARTICLE IV

OPTION TO DEFER INTEREST PAYMENTS

4.1 Option to Defer Interest Payments. So long as no Event of Default with respect to the Notes has occurred and is continuing, at its option, the Company may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”).

A deferral of interest payments may not end on a date other than an Interest Payment Date and may not extend beyond the Stated Maturity of the Notes, and the Company may not begin a new Optional Deferral Period and may not pay current interest on the Notes until it has paid all accrued interest on the Notes from the previous Optional Deferral Period. Such accrued interest shall be payable to the persons in whose names the Notes are registered at the close of business on the Record Date next preceding such Interest Payment Date. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period.

Any deferred interest on the Notes will accrue Additional Interest as provided for in Section 2.5(a) above. Once the Company pays all deferred interest payments on the Notes, including any Additional Interest accrued on the deferred interest, it shall be entitled to again defer interest payments on the Notes as described above, but not beyond the Stated Maturity of the Notes.

During an Optional Deferral Period, the Company shall not do any of the following:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of the Company’s capital stock;

(ii) make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of the Company’s debt securities that rank equally with, or junior to, the Notes in right of payment (including debt securities of other series); or

(iii) make any payments with respect to any guarantee by the Company of any indebtedness if such guarantee ranks equally with or junior to the Notes in right of payment.

However, the foregoing provisions shall not prevent or restrict the Company from making:

(a) purchases, redemptions or other acquisitions of its capital stock in connection with:

(i) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of the Company or any of its subsidiaries or affiliates;

(ii) the satisfaction of the Company’s obligations pursuant to any contract or security entered into prior to the beginning of such Optional Deferral Period either (a) in the ordinary course of business or (b) other than in anticipation of the commencement of such Optional Deferral Period; or

(iii) a dividend reinvestment or stockholder purchase plan;

(b) any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of the Company’s capital stock;

(c) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of its capital stock;

(d) any purchase, redemption or other acquisition of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of its capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(e) any declaration of a dividend or distribution in connection with any stockholder rights plan, or the issuance of rights, stock or other property under any stockholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;

(f) any payment, dividend or distribution made in the Company’s capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(g) payments on the Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes or other debt securities, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Notes, made pro rata to the amounts due on such indebtedness, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(h) any payment on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause the Company to breach the terms of the instrument governing such parity securities;

(i) any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Deferral Period commences; or

(j) convert any class or series of the Company’s capital stock in accordance with the terms of such convertible capital stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

4.2 Notice of Deferral. The Company shall give the Trustee written notice of its election to begin an Optional Deferral Period at least five Business Days before the first Interest Payment Date of such Optional Deferral Period, which notice shall contain an instruction for the Trustee to forward such notice to the Holders of the Notes. However, the Company’s failure to pay interest on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period unless the Company pays such interest within five Business Days after the Interest Payment Date, whether or not the Company provides a notice of deferral.

ARTICLE V

SUCCESSORS

Solely for purposes of the Notes, Section 5.01 of the Base Indenture shall be deleted and replaced by the following:

5.1 When the Company May Merge, Consolidate or Dispose of Assets. The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into any of its direct or indirect Subsidiaries or a sale, conveyance, transfer, lease or other disposition to any of its direct or indirect Subsidiaries) or permit any Person to merge with or into the Company unless:

(a) either (a) the Company shall be the continuing Person (the “Successor Company”) or (b) the Successor Company (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company under the Notes and the Indenture, and the Company shall have delivered to the Trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this Section 5.1(a) and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the Company or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and

(b) the Company shall have delivered to the Trustee an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the Indenture) shall have occurred and be continuing and, to the extent applicable, an opinion of counsel as set forth in Section 5.1(a) above.

ARTICLE VI

DEFAULT AND REMEDIES

Solely for purposes of the Notes, Sections 7.01 and 7.02 of the Base Indenture shall be deleted and replaced by the following:

6.1 Events of Default. Each of the following shall constitute an “Event of Default” with respect to the Notes:

(a) the Company defaults in the payment of all or any part of the principal of the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) the Company defaults in the payment of any interest on the Notes when the same becomes due and payable, and such default continues for a period of 30 days (subject to the Company’s right to optionally defer interest payments as provided in Article IV of this Second Supplemental Indenture);

(c) an involuntary case or other proceeding shall be commenced against the Company with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment or a trustee, receiver, liquidator, custodian or other similar official of the Company or for any substantial part of the property and assets of the Company, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company under any bankruptcy, insolvency or other similar law now or hereafter in effect; and

(d) the Company (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (2) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for all or substantially all of the property and assets of the Company or (3) effects any general assignment for the benefit of creditors.

Except as otherwise set forth above, an Event of Default does not include a failure to comply with covenants under the Indenture.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, an Officers’ Certificate of any Event of Default pursuant to Section 7.01(c) or 7.01(d) and any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

The Trustee must give Holders notice of all defaults or Events of Default within 90 days after a Responsible Officer of the Trustee has received written notice of such default. However, except in the cases of a default or an Event of Default in payment on the Notes, the Trustee will be protected in withholding the notice if its Responsible Officers determine that withholding of the notice is in the interest of such Holders.

6.2 Acceleration. If an Event of Default occurs and is continuing with respect to the Notes, then, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company (and to the Trustee if given by Holders), may declare the entire outstanding principal amount of all Notes, and all accrued but unpaid interest thereon, if any, to be immediately due and payable (collectively, the “Default Amount”). Upon such a declaration, the Default Amount shall be due and payable immediately. Notwithstanding the foregoing, in case of an Event of Default specified in Section 7.01(c) or Section 7.01(d), then the principal amount of all the Notes then outstanding and the accrued but unpaid interest thereon, if any, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, be and become immediately due and payable. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

ARTICLE VII

FORM OF NOTE

7.1 Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached hereto as Exhibit A.

ARTICLE VIII

ORIGINAL ISSUE OF NOTES

8.1 Original Issue of Notes. Notes in the initial aggregate principal amount of up to $550,000,000 may be executed by an Officer of the Company and delivered to the Trustee for authentication by it, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company in accordance with the terms of the Base Indenture. For the avoidance of doubt, no corporate seal or attestation shall be required for the Company’s due execution of the Notes.

ARTICLE IX

SUBORDINATION OF NOTES

9.1 Agreement to Subordinate. This Article IX supersedes and replaces Article XV of the Base Indenture with respect to the Notes, and references to “Article XV” of the Base Indenture shall instead refer to this “Article IX” of this Second Supplemental Indenture. The Company, for itself, its successors and assigns, covenants and agrees and each Holder of Notes by its acceptance thereof likewise covenants and agrees that the payment of the principal of, premium, if any, and interest, if any, on each and all of the Notes (other than Notes discharged or defeased pursuant to Article XI hereto) is hereby expressly subordinated and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full, in cash or cash equivalents, of all Senior Indebtedness. The provisions of this Article shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions

9.2 Rights of Holders of Senior Indebtedness. The holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash or cash equivalents of the principal thereof, premium, if any, and interest (including any accrued interest), if any, due thereof before the Holders of any of the Notes are entitled to receive a payment on account of the principal of, premium, if any, or interest on the Notes if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or any other default having occurred concerning any Senior Indebtedness, which permits the Holder or Holders of any Senior Indebtedness to accelerate the maturity of any Senior Indebtedness with notice or lapse of time, or both. Such an Event of Default must have continued beyond the period of grace, if any, provided for such Event of Default, and such Event of Default shall not have been cured or waived or shall not have ceased to exist.

9.3 Notes Subordinated to Prior Payment of all Senior Indebtedness on Dissolution. Liquidation or Reorganization of Company. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings of the Company:

(a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash or cash equivalents of the principal thereof, premium, if any, and interest (including any interest accrued on such Senior Indebtedness subsequent to the commencement of a bankruptcy, insolvency, receivership or similar proceeding), if any, due thereon before the Holders of the Notes are entitled to receive any payment on account of the principal of, premium, if any, or interest, if any, on the Notes or any distribution of any assets or securities;

(b) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article IX, shall be paid by the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness;

(c) in the event that notwithstanding the foregoing provisions of this Section 9.3, the Company shall make any payment to the Trustee on account of the principal of or premium, if any, or interest, if any, on the Notes, or on account of any sinking fund, or the Holders of the Notes shall receive any such payment when such payment is prohibited by this Section 9.3 and before all amounts payable on, under or in connection with Senior Indebtedness are paid in full in cash or cash equivalents, then and in such event, such payment (subject to the provisions of Sections 9.6 and 9.7) shall be held by the Trustee or the Holders of the Notes, as the case may be, in trust for the benefit of, and shall be paid over and delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

9.4 Obligation of the Company Unconditional. Nothing contained in this Article IX or elsewhere in this Second Supplemental Indenture, the Base Indenture or in the Notes is intended to or shall impair as between the Company and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of, premium, if any, and interest, if any, on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Second Supplemental Indenture, subject to the rights, if any, under this Article IX of the holders of Senior Indebtedness in respect of cash, property, or securities of the Company received upon the exercise of any such remedy. Upon any distribution of assets of the Company referred to in this Article IX, the Trustee, subject to the provisions of Section 11.02 of the Base Indenture, and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such liquidation, dissolution, winding up, or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Trustee or to the Holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IX.

9.5 Trustee Entitled to Assume Payments Not Prohibited in Absence of Notice. The Company shall give prompt written notice to the Trustee of any fact known to it which would prohibit the making of any payment when due to or by the Trustee in respect of any Notes. The Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Company or from one or more holders of Senior Indebtedness or from any trustee therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Section 11.02 of the Base Indenture, shall be entitled to assume conclusively that no such facts exist.

9.6 Application by Trustee of Monies Deposited With It. Anything in this Second Supplemental Indenture or the Base Indenture to the contrary notwithstanding, any deposit of monies by the Company with the Trustee or any paying agent (whether or not in trust) for the payment of the principal of or premium, if any, or interest, if any, on any Notes shall be subject to the provisions of Sections 9.1, 9.2 and 9.3 except that, if at least three Business Days prior to the date on which by the terms of this Second Supplemental Indenture any such monies may become payable for any purpose (including, without limitation, the payment of either the principal of or the interest or premium, if any, on any Note) a Responsible Officer of the Trustee shall not have received with respect to such monies the notice provided for in Section 9.5, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it within three Business Days prior to such date.

Subject to the provisions of Section 11.02 of the Base Indenture, the Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a person representing himself to be a holder of Senior Indebtedness (or a trustee or agent on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee or agent on behalf of any such holder). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article, and if such evidence is not furnished, the Trustee may defer any payment which it may be required to make for the benefit of such person pursuant to the terms of this Indenture pending judicial determination as to the rights of such person to receive such payment.

9.7 Subordination Rights not Impaired by Acts or Omissions of Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

9.8 Securityholders Authorize Trustee to Effectuate Subordination of Notes. Each Holder of the Notes by its acceptance thereof authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article IX and appoints the Trustee his attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of the Company, the immediate filing of a claim for the unpaid balance of its Notes in the form required in said proceedings and cause said claim to be approved.

9.9 Right of Trustee to Hold Senior Indebtedness. The Trustee shall be entitled to all of the rights set forth in this Article IX in respect of any Senior Indebtedness at any time held by it to the same extent as any other holder of Senior Indebtedness, and nothing in the Indenture shall be construed to deprive the Trustee of any of its rights as such Holder.

Nothing in this Article shall apply to claims of, or payments to, the Trustee under or pursuant to Section 11.01 of the Base Indenture.

9.10 Article IX Not to Prevent Events of Default. The failure to make a payment on account of principal, interest or sinking fund by reason of any provision in this Article IX shall not be construed as preventing the occurrence of an Event of Default under Section 7.01 of the Base Indenture.

9.11 Subrogation. Subject to the payment in full of all amounts due in respect of Senior Indebtedness, the rights of the Holders shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company, as the case may be, applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Holders or the Trustee would be entitled except for the provisions of this Article IX, and no payment over pursuant to the provisions of this Article IX to or for the benefit of the holders of such Senior Indebtedness by Holders or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the Holders, be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article IX are and are intended solely for the purposes of defining the relative rights of the Holders, on the one hand, and the holders of such Senior Indebtedness, on the other hand.

9.12 Reliance On Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Article, the Trustee, subject to the provisions of Section 11.02 of the Base Indenture, and the Holders of the Notes shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, Custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

9.13 Trustee Not Fiduciary for Holders of Senior Indebtedness. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if the Trustee shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Company or to any other person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Article or otherwise. With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of Senior Indebtedness shall be read into this Indenture against the Trustee.

9.14 Article Applicable to Paying Agents. The term “Trustee” as used in this Article IX shall (unless the context shall otherwise require) be construed as extending to and including each Paying Agent appointed by the Company and acting hereunder within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Article IX in addition to or in place of the Trustee; provided, however, that Sections 9.5 and 9.9 shall not apply to the Company or any Affiliate of the Company if the Company or such Affiliate acts as Paying Agent.

ARTICLE X

AMENDMENT, SUPPLEMENT AND WAIVER

10.1 Without Consent of Holders of Notes. This Section 10.1 supersedes and replaces Section 14.01 of the Base Indenture with respect to the Notes, and references to “Section 14.01” of the Base Indenture shall instead refer to this “Section 10.1” of this Second Supplemental Indenture. The Company and the Trustee may amend or supplement this Indenture or the Notes without notice to or the consent of any Holder of a Note:

(i) to cure any ambiguity, defect or inconsistency in this Indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders of the Notes;

(ii) to provide for the assumption of the Company’s obligations to the Holders of the Notes in connection with a consolidation or merger of the Company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of the property and assets of the Company pursuant to Article VI;

(iii) to comply with any requirements of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act;

(iv) to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(v) to make any change that does not materially and adversely affect the rights of any Holder of the Notes, provided that any change to conform the terms of the Notes to the description contained in this Second Supplemental Indenture and any change to conform the terms of the Notes to the description thereof contained in the prospectus (as such description may be supplemented or modified by any prospectus supplement thereto) relating to such Notes shall not be deemed to be adverse to any Holder of such Notes.

Upon the request of the Company accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 9.6, the Trustee shall join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations which may be contained therein, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture which adversely affects its own rights, duties or immunities under this Indenture or otherwise.

After an amendment, supplement or waiver under this Section 10.1 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing any such amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Section 7.06 of the Base Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance by the Company in any particular instance with any provision of this Indenture or the Notes.

10.2 With Consent of Holders of Notes. This Section 10.2 supersedes and replaces Section 14.02 of the Base Indenture with respect to the Notes, and references to “Section 14.02” of the Base Indenture shall instead refer to this “Section 10.2” of this Second Supplemental Indenture. The Company and the Trustee may amend or supplement this Indenture, the Notes or any amended or supplemental Indenture with the written consent of the Holders of Notes of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default and its consequences or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of a Note affected, any amendment, supplement or waiver may not:

(i) extend the Stated Maturity of the principal of, or any installment of interest on, such Holder’s Notes, or reduce the principal thereof or the rate of interest thereon, or any premium payable with respect thereto, or change any place or currency of payment where any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor;

(ii) reduce the percentage in principal amount of outstanding Notes the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of this Indenture or certain Defaults hereunder and their consequences provided for in this Indenture;

(iii) waive a Default in the payment of principal of or interest on any Note of such Holder; or

(iv) modify any of the provisions of this Section, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note thereunder affected thereby.

Upon the request of the Company accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory with the Trustee of the consent of the Holders of Notes as aforesaid and upon receipt by the Trustee of the documents described in Section 10.6, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 10.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing any such amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided, that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by an Holder be cancelled and of no further effect.

10.3 Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the Trust Indenture Act as then in effect.

10.4 Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to such amendment, supplement or waiver by a Holder of a Note is a continuing and binding consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if a notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder of a Note.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of Notes entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, such Persons which were Holders of Notes at such record date (or their duly designated proxies), and only such Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders of Notes after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

10.5 Notation On or Exchange of Notes. If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder of such Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder of such Note. Alternatively, if the Company or the Trustee so determines, the Company in exchange for such Note shall issue and the Trustee shall authenticate a new Note that reflects such changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment or supplement.

10.6 Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article X if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment or supplement the Trustee shall be provided with, and (subject to Section 11.02 of the Base Indenture) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment or supplement is authorized or permitted pursuant to this Indenture. The Company shall not sign any amendment or supplemental Indenture until the Board of Directors approves any such amendment or supplemental Indenture.

ARTICLE XI

DISCHARGE OF INDENTURE; DEFEASANCE

11.1 Discharge of Liability on Notes; Defeasance. This Article XI supersedes and replaces Article XII of the Base Indenture with respect to the Notes, and references to “Article XII” of the Base Indenture shall instead refer to this “Article XI” of this Second Supplemental Indenture.

(a) When (1) all Notes previously authenticated and delivered (other than Notes replaced pursuant to Section 3.06 of the Base Indenture) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it with respect to the Notes under the Indenture, or (ii) (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of the Notes for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay the principal of and interest on the Notes (other than Notes replaced pursuant to Section 3.06 of the Base Indenture) to maturity or redemption, as the case may be, and to pay all other sums payable by it under this Second Supplemental Indenture, and (C) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for in this Article XI relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with, then this Second Supplemental Indenture shall cease to be of further effect with respect to the Notes. The Trustee shall acknowledge satisfaction and discharge of this Second Supplemental Indenture on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(b) Subject to Section 11.1(c) and Section 11.2, the Company at any time may terminate (i) all of the Company’ obligations under the Notes and this Second Supplemental Indenture (“legal defeasance”); or (ii) its obligations under Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, and Section 6.07 of the Base Indenture (“covenant defeasance”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

Upon satisfaction of the conditions set forth herein and at the request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations of the Company terminated thereby.

(c) Notwithstanding clause (a) and clause (b) above, the Company’ obligations contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05, Section 3.06, Section 11.01, Section 11.05 of the Base Indenture and this Article XI shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations contained in Section 11.01, Section 12.04 and Section 12.05 shall survive.

11.2 Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i) with reference to this Section 11.2, the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Notes, for payment of the principal of and interest on the Notes, money or U. S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding Notes to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be;

(ii) such deposit will not result in a breach or violation of, or constitute a default under, this Second Supplemental Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(iii) no Default with respect to the Notes shall have occurred and be continuing on the date of such deposit;

(iv) the Company shall have delivered to the Trustee an Opinion of Counsel that (1) the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this Section and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the Notes have a valid security interest in the trust funds; and

(v) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent herein provided relating to the defeasance contemplated by this Section have been complied with.

In the case of legal defeasance under this Section 11.2 the Opinion of Counsel referred to in clause (iv)(l) above may be replaced by a ruling directed to the Trustee received from the Internal Revenue Service to the same effect. Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of the Notes at a future date in accordance with Article IV of the Base Indenture.

11.3 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article XI. The Trustee shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Second Supplemental Indenture to the payment of principal of, and premium, if any, and interest on, the Notes.

11.4 Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders of Notes entitled to the money shall look to the Company for payment as general creditors.

11.5 Indemnity for Government Obligations. The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

11.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article XI by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article XI until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article XI; provided, however, that, if the Company has made any payment of interest on or principal of any of the Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

12.1 Ratification of Indenture; Second Supplemental Indenture Controls. The Base Indenture, as supplemented and (solely for purposes of the Notes) amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Second Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

12.2 Recitals. The recitals herein contained are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee does not make any representation as to the validity or sufficiency of this Second Supplemental Indenture or the terms or provisions hereof. The Trustee shall not be responsible for the due execution hereof by the Company or the consequences of any amendment herein provided for, and the Trustee makes no representation as to such matters.

12.3 Governing Law. This Second Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of law to the extent that the application of the law of another jurisdiction would be required thereby.

12.4 Severability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.5 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties to this Second Supplemental Indenture or any certificate or other document delivered pursuant to the Indenture may be in electronic form and any such electronic signature shall be deemed to be such signatory’s original signature for all purposes. The Trustee may authenticate the Notes by manual or electronic signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

DENTSPLY SIRONA INC.

By:	/s/ Simon Campion
Name:	Simon Campion
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE, as Trustee

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

EXHIBIT A

FORM OF 8.375% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTE DUE 2055

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

UNLESS AND UNTIL THIS GLOBAL NOTE IS EXCHANGED IN WHOLE OR IN PART FOR A GLOBAL NOTE IN DEFINITIVE REGISTERED FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]*

THE NOTES EVIDENCED HEREBY WILL BE ISSUED, AND MAY BE TRANSFERRED, ONLY IN MINIMUM DENOMINATIONS OF $2,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER, SALE OR OTHER DISPOSITION OF NOTES IN A DENOMINATION OF LESS THAN $2,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH NOTES FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO THE RECEIPT OF PAYMENTS IN RESPECT OF SUCH NOTES, AND SUCH TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH NOTES.

*	Insert in Global Notes.

DENTSPLY SIRONA INC.

[Up to]* $[__]

8.375% Fixed-to-Fixed Reset Rate Junior Subordinated Note due 2055

Dated: [_______] [__], 20[__]

NUMBER R-[__]	CUSIP NO: 24906PAB5

Holder: [_____________________]

DENTSPLY SIRONA, INC., a Delaware corporation (herein referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the Holder named above, the principal sum [of [__] Dollars]** [specified in the Schedule of Increases or Decreases annexed hereto]* on September 12, 2055 (the “Stated Maturity”). The Company further promises to pay to the Holder of this note (the “Note”) as hereinafter provided interest on said principal sum (subject to deferral as set forth herein) at the rate specified in the Second Supplemental Indenture (as defined herein) semi-annually in arrears on March 12 and September 12 of each year (each an “Interest Payment Date”), commencing September 12, 2025, from the Interest Payment Date next preceding the date hereof to which interest has been paid or duly provided for (unless (i) no interest has yet been paid or duly provided for on this Note, in which case from September 12, 2025, or (ii) the date hereof is before an Interest Payment Date but after the related Record Date (as defined below), in which case from such following Interest Payment Date; provided, however, that if the Company shall default in payment of the interest due on such following Interest Payment Date, then from the next preceding Interest Payment Date to which interest has been paid or duly provided for or if no interest has yet been paid or duly provided for on this Note, in which case from September 12, 2025), until the principal hereof is paid or duly provided for, plus (b) Additional Interest, as defined in the Second Supplemental Indenture, to the extent permitted by applicable law, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at the rate per annum borne by this Note, compounded semi-annually.

The interest so payable will, subject to certain exceptions provided in the Indenture hereinafter referred to, be paid to the person in whose name this Note is registered at the close of business on the Record Date next preceding such Interest Payment Date. The Record Date shall be the close of business on the Business Day next preceding the applicable Interest Payment Date, unless this Note is registered to a Holder other than The Depository Trust Company or a nominee of The Depository Trust Company, in which case the Record Date will be the close of business on the fourteenth calendar day preceding such Interest Payment Date whether or not a Business Day.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

*	Insert in Global Notes.
**	Insert in Notes other than Global Notes.

If an Interest Payment Date, redemption date or the Stated Maturity of the Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on the amount so payable will accrue for the period from and such the Interest Payment Date, redemption date or the Stated Maturity, as applicable.

The Company will have the option to defer payment of all or part of the current and accrued interest otherwise due on the Notes at the times and subject to the terms and conditions set forth in the Indenture. The Notes shall have an initial aggregate principal amount of up to $550,000,000.

The Notes evidenced by this Certificate may be transferred or exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and any attempted transfer, sale or other disposition of Notes in a denomination of less than $2,000 shall be deemed to be void and of no legal effect whatsoever.

The indebtedness evidenced hereby is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Global Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of Notes by its acceptance hereof authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in Article IX of the Second Supplemental Indenture and appoints the Trustee his attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of the Company, the immediate filing of a claim for the unpaid balance this Global Security in the form required in said proceedings and cause said claim to be approved.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under the Indenture.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, DENTSPLY SIRONA INC. has caused this instrument to be duly executed.

DENTSPLY SIRONA INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities, of the series designated herein, referred to in the within-mentioned Indenture.

Dated:	COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

This Security is one of a duly authorized issue of debt securities of the Company (herein called the “Securities”), issued and to be issued in one or more series pursuant to the Indenture, dated as of May 26, 2020, as heretofore supplemented and amended, between the Company and Computershare Trust Company, National Association (successor to Wells Fargo Bank, National Association) (the “Trustee,” which term includes any successor trustee for the Notes under the Indenture), as supplemented and amended by a Second Supplemental Indenture dated as of June 12, 2025 by and between the Company and the Trustee (the “Second Supplemental Indenture” and together with the Base Indenture, as it may be hereafter supplemented or amended from time to time, the “Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes. This Security is one of the series designated on the face hereof (the “Notes”) which is unlimited in aggregate principal amount. Capitalized terms used herein but not defined herein shall have the respective meanings assigned thereto in the Indenture.

The Company shall have the option to redeem the Notes as provided in the Indenture.

In the case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

Any consent or waiver by the Holder of this Note given as provided in the Indenture (unless effectively revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued in exchange, registration of transfer, or otherwise in lieu hereof irrespective of whether any notation of such consent or waiver is made upon this Note or such other Notes. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the places, at the respective times, at the rates and in the coin or currency herein prescribed.

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of a Note by accepting a Note waives and releases all such liability. Such waiver and release form a part of the consideration for issuance of the Notes.

Each Holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of law to the extent that the application of the law of another jurisdiction would be required thereby.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

(please insert Social Security or other identifying number of assignee)

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ______________ as agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated: _______ __, ____
Your Signature:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Note is: $[   ]

Changes to Principal Amount of Global Note

Date	Principal Amount by which this Note is to be Decreased or Increased and the Reason for the Decrease or Increase	Remaining Principal Amount of this Note	Signature of Authorized Officer of Series Trustee